Exhibit 99.1

HERTZ GLOBAL HOLDINGS, INC. (“HERTZ GLOBAL”)

SECOND QUARTER 2021 EARNINGS

PREPARED REMARKS

OPERATOR

Welcome to Hertz Global Holdings’ second quarter 2021 earnings commentary. I would now like to turn it over to our host, Tressie Rose.

TRESSIE ROSE:

Hi everyone, and thank you for tuning in. I am Tressie Rose, Vice President of Communications for Hertz, and I’m joined by Paul Stone, our President and CEO, and Kenny Cheung, CFO.

We hope you had an opportunity to review the press release we issued that contains our second quarter 2021 earnings results, which can be found on our Investor Relations website on Hertz.com. On this call, Paul will share some highlights of our results and an update on our strategic progress. Kenny will then take you through the financial details, including key operational metrics for the quarter. Our remarks will focus on Hertz Global Holdings, Inc., which we refer to as Hertz, our publicly traded company. Differences in the financial results for The Hertz Corporation are disclosed in our press release.

In the second quarter and in connection with Hertz’s Chapter 11 emergence, the Company revised its reportable segments to include Canada, Latin America and the Caribbean in its Americas Rental Car reportable segment, which were previously included in its International Rental Car reportable segment. Accordingly, prior periods have been restated to conform with the revised presentation. Our reconciliation is included in our press release.

I want to remind you that some of the matters that we will discuss contain forward-looking information including potential future financial performance, which is subject to risks, uncertainties and assumptions that could cause actual results to materially differ from such forward-looking statements and information. These risks and assumptions, uncertainties and other factors are identified in our press release and our second quarter 2021 Form 10-Q, as well as in other periodic filings with the SEC, and on our Investor Relations section on Hertz.com. We undertake no obligation to update or revise forward-looking statements.

During this recording, we'll use non-GAAP financial measures, all of which are reconciled with GAAP numbers in our press release. We believe that our profitability and performance is better demonstrated using these non-GAAP measures. All comparisons will be against 2019, unless otherwise stated.

With that, I’d like to hand it over to Paul Stone.

PAUL STONE:

Thanks, Tressie, and thank you everyone for listening in.

Today’s remarks are our first since we concluded our Chapter 11 restructuring and emerged from bankruptcy on June 30th – a significant achievement and milestone for our company. Effective July 1, our new Hertz common stock began trading under the symbol HTZZ and our warrants under HTZZW. I would like to welcome all of our new shareholders.

Hertz had an outstanding second quarter, reflecting signs of strong consumer confidence and the continued rebound of travel. With a resurgence in rental demand and limited vehicle supply due to the chip shortage, we remained agile in managing our fleet to meet our customers’ needs. In addition, our performance was underpinned by our more efficient operating model and leaner cost structure.

We delivered total revenues of $1.9 billion, a 62% sequential improvement excluding the revenues of the Donlen fleet leasing business, which we sold in March 2021. We also delivered strong global adjusted EBITDA of $639 million, a more than threefold increase versus 2019. The improvement resulted from strong revenues, efficient fleet management, and over $400 million of structural and recurring, cost reduction.

While a full demand recovery is still further off, we are closely monitoring trends and are confident that we are well-positioned to continue our accelerating momentum in the quarters ahead. As we operate through this demand recovery, we are focused on optimizing profitability while remaining aware of industry supply-demand dynamics.

The meaningful operational and financial improvements we made throughout the Chapter 11 process set us up for long-term growth and success. We took a hard look at our business and made necessary and significant changes.

This included launching a cost reduction program, right-sizing our fleet across both our U.S. and International businesses, optimizing our location footprint, negotiating cost reductions with vendors and partners across the full scope of our business, and completing the sale of Donlen for $891 million in cash proceeds, subject to certain adjustments.

As a result, we’ve transformed Hertz into an overall stronger, more agile, and resilient company – and that work is continuing.

Great thanks goes to the Hertz team around the world, to our new Board members and investor group, and to our customers, franchisees, partners and shareholders for your continued confidence and support.

Now, as we focus on the next chapter for Hertz, we are seeing the benefits of our efforts to strategically re-focus the business. Our improved financial position and capital structure give us the flexibility, resources and momentum to build upon our strengths and take on new business opportunities.

With this strong foundation in place, our team is focused on delivering long-term growth, increased profitability and enhanced value for our stakeholders. We will be using Hertz’s key competitive advantages to the fullest – including our iconic brand, strategic global footprint, and deeply experienced leadership team.

I want to touch on four of the key strategic priorities and operating initiatives that we are executing on.

First, we are managing the business to deliver sustainable profitable growth as we leverage the power of the Hertz global family of brands, and the strategic relationships brought by our new investment partners. We are optimistic about a sustained recovery and travel rebound as people continue their return to pre-pandemic travel habits.

While uncertainty remains due to new COVID variants, the rental car industry was among the first to see signs of the rebound as people felt more comfortable traveling in a rental car where they had more control over their experience. We continue to see steady demand even with the Delta variant, and we remain confident that whatever the shape of the recovery, we are uniquely positioned to benefit.

And though domestic leisure travel is leading the recovery, when international travel reopens and as corporate travel returns, we will be ready to serve customers from our network of 12,000 locations worldwide.

Second, we are carefully managing our fleet, drawing upon the deep experience of our team to meet the continued strong demand and manage any challenges ahead.

We are working closely with our valued OEM partners to navigate the ongoing chip shortage that we expect will continue into 2022. As a result, we anticipate headwinds such as continued fleet capacity constraints and higher maintenance costs. On the flip side, as tailwinds, we anticipate sustained and improved industry yields, and strong residual market values.

Within this environment, we are focused on managing our vehicles across their entire life cycle. Our fleet management initiatives will continue to include the strategic acquisition of pre-owned vehicles. These purchases are supported by maintenance initiatives, which leverage our strong vendor network to extend the vehicle life and minimize downtime. When vehicles are sold, we are working diligently to ensure they are sold through the most profitable channels available.

Our third priority is to continue enhancing the overall customer experience. We’re proud of Hertz’s heritage and the recognition we’ve received over the years as an industry leader for our award-winning service. As we look to the future, we are firmly focused on building on that heritage and setting the bar even higher.

Needless to say, the pandemic has changed many aspects of our daily lives, including travel. At Hertz, we continue to adapt, and are actively investing in improving the customer experience across a range of initiatives. Keeping in mind that, as always, we remain committed to safety as our number one priority.

We are adjusting our staffing levels and hiring to meet the uptick in travel demand so we are best positioned across our customer touch points to deliver exceptional service our customers expect from us.

For customers who want more self-service, we’re also investing in our app and Hertz.com, which has the added benefit of speeding up the travel journey. For example, this summer, we launched a new app offering that gives customers the benefits of our “Ultimate Choice Experience.” Customers can check in, skip the counter, and go directly to the lot to select the car of their choice. This new offering is currently available at over 30 of our top airport locations and is accessible even for first-time renters.

We’re scaling our messaging capabilities, allowing our customers to contact us via text when and where they need us. They can text directly with one of our customer service agents in real time, including having the option to speak with an agent on the phone.

We’ve also upgraded and enhanced our loyalty program. For existing members, we’ve extended point expirations, offered opportunities for members to share their elite status with a friend, and we are currently offering double points on every booking. We’re giving new members access to our elite Five Star status for the year. We are proud that Hertz Gold Plus Rewards continues to be the leading car rental loyalty program and we will continue differentiating the Hertz experience in the marketplace.

We are collaborating with our new Investor Group and their extensive travel industry network for new and expanded benefits and partnerships. Hertz is already recognizing synergies here, including our new partnerships with TripAdvisor Plus and AmEx GBT. We continue to believe in the accretive value that the partnerships bring to our business and for our customers. We are excited about the significant strategic and commercial growth opportunities we see.

In addition to car rental, we remain an integral part of mobility as a whole. We are strengthening relationships with partners such as Uber and Lyft, as well as a host of Delivery Service Providers, who have become even more important in our lives through the pandemic. As the world continues moving toward low carbon mobility, we are planning ahead for the influx of electric vehicles into our fleet.

Going back to our strategic priorities, our fourth one is continuing to actively manage our costs and maintain rigorous cost discipline in everything we do. For example, we reduced SG&A by 33% for the quarter versus 2019. Overall, we removed over $400 million of structural fixed costs – savings that will be sustained even as volumes continue to recover. This leaner cost structure positions us to drive higher profitability into the future.

Underpinning all of our strategic initiatives are our technology investments across our business. For example, in Revenue Management, we are continuing to invest in our demand forecasting systems to improve our pricing strategy. This also helps us in making decisions about where and when to place fleet for maximizing profit. In addition, synergies with our new investor group will help us unlock further growth opportunities.

Before I turn it over to Kenny, I want to acknowledge our exceptional teams around the world for their dedication, hard work and incredible efforts. Over the past year plus, they have navigated the COVID-19 pandemic and its impact, both personally and professionally, while also playing a key role in our comprehensive restructuring. They did all of this while keeping an eye on the business and maintaining our relentless focus on our customers. Our entire Hertz global team has shown great perseverance and resilience. I could not be more proud and thankful.

With that, I will turn it over to Kenny.

KENNY CHEUNG:

Thank you, Paul. I’ll start by adding my thanks to our fantastic team around the world for all their hard work to revitalize Hertz and set us up for continued success.

Before I begin, my comments will focus on our adjusted results, which are reconciled from our GAAP numbers in our press release. Throughout my comments, I will be comparing to the second quarter of 2019, as a more relevant benchmark. For comparisons to our 2020 results, please refer to our 10-Q.

Now, turning over to our financial results. First, let me provide an overview of our total company. I’m excited to share that we delivered $639 million of Adjusted Corporate EBITDA which is a quarterly record for our company. During the quarter, we saw month-over-month sequential growth across both revenues and Adjusted Corporate EBITDA.

In the second quarter, we generated total revenue of $1.9 billion, down 25% compared to 2019. Pricing in the quarter reflected the strong upward trend in leisure travel demand, coupled with tighter fleet inventory, which mitigated the impact of fewer rental days.

As I mentioned, our Adjusted Corporate EBITDA increased to $639 million, compared to $207 million in the second quarter of 2019, and our margin expanded meaningfully to 34%, from 8% as strong consumer demand, our leaner operating structure, coupled with disciplined cost management, ALL contributed to our increased profitability.

We have continued to manage our fleet capacity with rigor and discipline to align with market demand. Our fleet capacity was down 43% versus 2019, which was in line with our transaction days.

As for depreciation, monthly vehicle depreciation expense was $93 per unit, driven by continued strength in residual values and disciplined fleet management.

Now, let me provide some additional color on our Americas RAC and International RAC segments.

Within Americas RAC, revenue was $1.6 billion, down 11% versus 2019, driven by fewer transaction days offset by increased RPD across airport and off airport.

We continued to see momentum in our cargo van and delivery services business, which grew in revenue four times versus the second quarter of 2019. The pandemic has demonstrated the importance of last mile delivery, and Hertz will continue to invest in the space.

Americas RAC Adjusted EBITDA was $664 million, up over 300% versus the same period in 2019, and reflects a 40% margin.

In our International RAC segment, second quarter revenues were $230 million, down 54% versus 2019. The pandemic-related effects on global travel continued to impact International RAC. Strong residuals and the Company’s execution on productivity were able to offset the revenue headwinds. Adjusted

EBITDA loss was $1 million, which reflected an improvement of $111 million year over year.

As Paul mentioned, in addition to strong consumer demand, the strength of our performance this quarter builds on the foundational changes and improvements we made during our restructuring.

Let me highlight a few of our key accomplishments during the restructuring.

•	We right-sized our fleet across both our U.S. and International businesses to best position us during the pandemic to weather the decline in travel, and to better position ourselves for the rebound.

•	We optimized our footprint, closing more than 700 underperforming locations, while maintaining a strong global presence across our 12,000 locations.

•	We also optimized our go-to-market segments and network distribution to better capture organic profitable yield.

•	In addition, we had to make difficult but necessary decisions to align our staffing levels with market demand in 2020. Now, as volumes rebound, we are actively rehiring.

•	We significantly reduced our fixed cost structure, positioning us to realize over $400 million in incremental and sustainable operating cost savings in 2021. To put this in perspective, under our current fixed cost structure, we estimate that our total company 2019 Adjusted Corporate EBITDA would have been above $1 billion. This excludes the impact of lower borrowing rates under our vehicle financing facilities, which further enhances our results.

•	And finally, restructuring allowed us to significantly improve our balance sheet and liquidity position. This provides operating flexibility to invest in the initiatives that Paul highlighted, including technology, the customer experience, our fleet, and long-term growth initiatives.

Turning to our capital structure and liquidity:

At June 30th, our liquidity position totaled $3.0 billion, comprised of $1.8 billion in unrestricted cash and $1.2 billion available under the Senior Revolving Credit Facility. We also had $70 million of letters of credit and no borrowings outstanding under our $1.3 billion RCF leaving $1.2 billion of availability to support future liquidity needs and letter of credit issuance.

We emerged from Chapter 11 with significantly lower corporate debt levels relative to our pre-bankruptcy balance sheet. At June 30th, we had $1.5 billion in outstanding global corporate debt, comprised of $1.3 billion Term Loan B, $245 million Term Loan C that will support the issuance of letters of credit. As of June 30th, we are in positive net debt position, and our $1.8 billion of unrestricted cash exceed our $1.5 billion of corporate debt. Also, we have no material corporate debt maturities until 2026.

On the vehicle financing side, we established a new ABS program, HVF III, to fund our rental fleet in the U.S. which incorporated structural changes to reduce go-forward mark to market volatility. In terms of existing vehicles, the ABS net book value of risk vehicles transferred into HVF III was set at 75% of their June fair market value. This provides for reduced volatility and a significant cushion against potential future declines in used car prices, as HVF III’s fair market value score was over 130% at June 30th.

For new vehicle purchases, HVF III is designed to use a lower starting ABS cap cost methodology and has a 1.67% minimum monthly depreciation rate. This is expected to build fair market value cushion over time, and the minimum ABS rates are expected to exceed actual depreciation rates.

The new ABS program consists of $2.8 billion of committed Variable Funding Notes, of which $2.3 billion was drawn as of the end of the quarter. The Variable Funding Notes have a 2-year maturity, and the term notes are split evenly between 3- and 5-year maturities. We are very pleased with the market reception for HVF III; the issuance of these notes was oversubscribed by a factor of 4. Our overall blended cost of vehicle funding in the U.S. is currently below 2%. Comparing our current blended MTN rate and VFN spread to 2019 levels, our ABS borrowing rate, excluding the impact of declining Libor rates, has decreased by about 80 basis points. On the $6.3 billion outstanding vehicle debt at emergence this reduction in rate contributes $50 million of annualized EBITDA improvement, which I mentioned is not part of our structural cost reduction numbers.

Rounding out our capital structure, we have $1.5 billion in preferred stock that does not require the use of Company’s cash for at least the first two years. We also issued 89 million warrants with an exercise price of $13.80 per share and a 30-year term. The warrants are traded publicly on the OTC market under the symbol HTZZW. Although these are publicly traded warrants, they are classified as a liability according to US GAAP due to certain settlement provisions that are only applicable in the event of a Change of Control transaction. We will fair value the warrants quarterly with adjustments recognized in Other Income/Expense.

To summarize, our balance sheet and liquidity are the strongest they have been in many years, and with our strong operating performance, we feel well prepared to manage our fleet growth and operating needs as demand in global travel markets returns.

Looking ahead, we are well-positioned for the back half of 2021 and beyond. In terms of outlook, we are seeing positive trends including strong RPD for July above second quarter, and we expect the factors driving the current high yield environment will continue into 2022 based on fleet constraints and the ongoing rebound in travel. Given the existing macro uncertainties, we are not providing additional guidance at this time.

We plan to host live calls for earnings in the future once we re-IPO, which consists of hosting an investor roadshow and relisting on a major exchange, which we anticipate by year-end. Given we are only a month out of bankruptcy, with a new investor base, new Board of Directors, and many exciting initiatives underway, we wanted to use these remarks to provide additional color and context of strength and momentum of our business.

Now, I would like to turn it back to Paul for his closing remarks.

PAUL STONE:

Thank you, Kenny. I hope that our discussion has provided a good update and sense of our momentum. I’m confident that Hertz has outstanding potential to drive long-term profitable growth. We’ve made great progress transforming the company and continue to focus on innovating our customers’ experience.

As people get back on the road, we are ready. This is only the beginning in our delivering even greater long-term value to our stakeholders. We are moving forward in an incredibly strong position with an exciting road ahead.

Thank you for your interest in Hertz.

OPERATOR

This concludes the pre-recorded Hertz Global Holdings’ second quarter 2021 earnings commentary

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